Exhibit 10.9

CONSULTING AGREEMENT

(HARESH SHETH)

This Consulting Agreement, dated as of the 18th day of July 2011 (the “Effective Date”) by and between Assured Pharmacy, Inc., a Nevada corporation (the “Company”), and Haresh Sheth (“Consultant”).

WITNESSETH:

WHEREAS, the Company and Consultant previously entered into an Employment Agreement dated as of January 1, 2009 (“Employment Agreement”) and the employment of Consultant with the Company was terminated in accordance with the terms of a Severance Agreement and General Release dated as of July 18, 2011; and

WHEREAS, the parties wish to enter into this Consulting Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      Consulting Period.  This Agreement shall commence as of the Effective Date and shall continue until terminated in accordance with Section 4 below (the “Consulting Period”).

2.      Consulting Services.  During the Consulting Period, the Consultant shall provide the services described on Exhibit A attached hereto.

3.      Compensation.  During the Consulting Period, as compensation for all services rendered by Consultant, the Company shall compensate the Consultant with the following payments:

(a)   As of the Effective Date, the Company shall issue Consultant 225,000 restricted shares of the Company’s common stock.

(b)     Consultant acknowledges and agrees that, during the Consulting Period, he is not eligible as part of his compensation under this Agreement to participate in any other compensation or benefit programs offered by the Company to its active employees or in any pension plans, profit-sharing plans, insurance plans or other employee benefit plans offered from time to time by the Company to its active employees.  The Consultant acknowledges and hereby agrees that the compensation provided hereunder shall be paid to him in his capacity as an independent contractor and that he shall be solely responsible for taxes imposed on him by applicable law by reason of such compensation.

4.     Termination of Consulting Period.

(a)           Subject to earlier termination as expressly set forth elsewhere in this Agreement, the Consulting Period shall commence on the Effective Date and continue for a period of one (1) year.

(b)           This Agreement shall terminated immediately upon the Consultant’s death or his inability to substantially perform his duties hereunder by reason of a physical or mental impairment.

(c)           This Agreement may be terminated at any time by either party upon giving the other party written notice of termination.

5.     Confidential Information.  Throughout the Consulting Period and thereafter, Consultant agrees to keep confidential all trade secrets, customer lists, business strategies, financial and marketing information, and other data concerning the private affairs of the Company and its affiliates, made known to or developed by Consultant during the course of his employment or the Consulting Period (“Confidential Information”), not to use any Confidential Information or supply Confidential Information to others other than in furtherance of the Company’s business, and to return to the Company upon termination of his service all copies, in whatever form, of all Confidential Information and all other documents relating to the business of the Company or any of its affiliates, which may then be in the possession or under the control of Consultant.

6.     Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter. The Company shall have no further obligations under the Employment Agreement and no obligations related to the stock grants and stock options described therein.  This Agreement may be amended only by a written document signed by both parties to this Agreement.

7.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  Any action arising out of or related to this Agreement shall be subject to the exclusive jurisdiction of a federal or state court in Nevada and the parties consent to the exclusive personal jurisdiction of such courts.  The parties waive their right to a trial by jury in such courts.  The prevailing party in such an action shall be awarded all reasonable attorney's fees, costs and expenses incurred in that action.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ASSURED PHARMACY, INC.

/s/    Robert DelVecchio
By:  Robert DelVecchio
Its:  CEO

/s/  Haresh Sheth
       Haresh Sheth

EXHIBIT A

CONSULTING SERVICES

Consultant shall be retained by the Company as an independent contractor to serve generally as its consultant and, subject to the supervision of the Company’s Chief Executive Officer, shall perform the following duties:

(i)     assist Company in meeting its goals by developing strategic partnerships through use of the Company’s industry relationships and business contacts;

(ii)    assist in formulating partnering protocols which can be replicated in the future to build long-term value for Company;

(iii)   assist in developing partnerships through existing industry relationships and business contacts, and locating strategic partners needed to meet existing and future growth plans of the Company;

(iv)   To provide corporate finance advisory and consulting services in connection with the Company’s efforts in raising bank financing, lease funding or debt or equity capital.

A - 1